Amendment No. 1
                                       To
                        Separation Agreement and Release
                                     Between
                 Jay Oyakawa and Calypte Biomedical Corporation

This Amendment No.1 to the Separation Agreement and Release (the "Agreement") dated January 19, 2004 between Jay Oyakawa ("Oyakawa") and Calypte Biomedical Corporation (the "Company") is effective this 25th day of February 2004.

WHEREAS, under the terms of the Agreement, Oyakawa is entitled to payment of an aggregate of $350,000 in cash in twelve monthly installments of $29,166 each, of which two payments have been made prior to the effective date of this Amendment No.1, leaving a remaining balance due Oyakawa of $291,668 ; and

WHEREAS, Oyakawa has expressed an interest in accepting a portion of the remaining amounts due to him by the Company in the form of the Company's common stock; and

WHEREAS, the Company is agreeable to such an arrangement;

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

I. At any time following the effective date of this Amendment No. 1, and in one or more requests during the period of time in which payments under the Agreement are required, Oyakawa may request settlement of all or any portion of the remaining balance due to him under the Agreement (the "Requested Settlement Amount") in shares of the Company's common stock, in lieu of cash. The amount of common stock to be issued will be determined by the following formula:

A. If the Company issues shares of its common stock which have been registered pursuant to an effective registration statement :

         Requested Settlement Amount / Market Price of Common Stock x 110%

B. If the Company issues restricted (unregistered) shares of its common stock:

         Requested Settlement Amount / Market Price of Common Stock x 120%

C. For the purposes of this Amendment No. 1, Market Price of Common Stock shall be defined as the average of the closing trade prices of the Company's common stock as reported on the OTC Bulletin Board (or such other market or stock exchange on which the Company's stock shall be listed, if not on the Bulletin Board) for the five most recent trading days preceding, but not including, the date on which Oyakawa informs the Company in writing of the Requested Settlement Amount.


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D.    In the event that Oyakawa requests a Requested Settlement Amount that is less than the entire remaining amount due under the Agreement, the Company will continue to pay Oyakawa monthly in cash an amount representing the remaining amount due under the Agreement less the Requested Settlement Amount divided by the remaining duration of monthly payments as specified in the Agreement.

II. The Company agrees to provide cost-free registration rights to Oyakawa for any restricted shares of its common stock which it may issue to Oyakawa pursuant to this Amendment No. 1, using its best commercial efforts to include such shares in the next registration statement it files with the SEC.

III. All other terms of the Agreement shall remain unchanged.

When signed by the parties below, this Amendment No.1 is agreed and effective as of the date first written above



  /s/ Jay Oyakawa
--------------------------------
Jay Oyakawa


Calypte Biomedical Corporation


  /s/ Richard D. Brounstein
-----------------------------------
By:  R. Brounstein
Title:  EVP and CFO